UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): May 18, 2006

Boyd Gaming Corporation

(Exact Name of Registrant as Specified in its Charter)

Nevada

(State or Other Jurisdiction of Incorporation)

1-12882	88-0242733
(Commission File Number)	(I.R.S. Employer Identification No.)

2950 Industrial Road

Las Vegas, Nevada 89109

(Address of Principal Executive Offices) (Zip Code)

(702) 792-7200

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

2000 Executive Management Incentive Plan

At the 2006 Annual Meeting of Stockholders of Boyd Gaming Corporation (the “Company”), held on May 18, 2006, the Company’s stockholders approved an amendment and restatement of the Company’s 2000 Executive Management Incentive Plan (the “2000 MIP”). In connection with the amendment and restatement of the 2000 MIP, the maximum award payable under the 2000 MIP to a participant for any plan year or plan cycle was increased from $2 million to $4 million. Certain administrative changes to the 2000 MIP were also made in connection with the amendment and restatement of the plan, including:

•	If a participant (other than a “long service” participant) terminates employment for any reason other than death or disability prior to an award payment date, the participant is not entitled to the payment of an award.

•	If a participant (other than a “long service” participant) terminates due to disability or death, he or she is entitled to the payment of an award for each plan period in which he or she is participating on the date of termination, provided, however, that the Company’s Compensation and Stock Option Committee (the “Committee”) may proportionately reduce or eliminate his or her actual award based on the date of termination and such other considerations as the Committee deems appropriate.

•	If a “long service” participant terminates employment for any reason (including death or disability) prior to the award payment date, the participant is entitled to (a) the payment of an award for the plan period (in which the participant is participating on the date of termination) with the earliest date of commencement and (b) the payment of an award for any other plan period (in which the participant is participating on the date of termination) reduced proportionately based on the number of years of employment completed during the plan period with each partial year of employment counting as a full year. A “long service” participant generally means a participant that has reached age fifty five (55) and completed fifteen (15) or more years of service with the Company or any subsidiary of the Company (including years of service with an entity acquired by the Company pursuant to a merger or acquisition).

•	If a participant is terminated without cause within twenty-four (24) months after a Corporate Transaction or a Change in Control (each as defined in the Company’s 2002 Stock Incentive Plan), the participant is entitled to the payment of an award for each plan period (in which the participant is participating on the date of termination).

The foregoing description of the amended terms of the 2000 MIP is qualified in its entirety by reference to the complete terms of the 2000 MIP, as amended and restated, which is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

2002 Stock Incentive Plan

On May 18, 2006, the Company’s board of directors amended and restated the Company’s 2002 Stock Incentive Plan to provide for the grant of Restricted Stock Units. In addition, the board of directors also adopted a new form of award agreement for the grant of Restricted Stock Units.

The foregoing description of the amended terms of the 2002 Stock Incentive Plan and the new form of award agreement is qualified in its entirety by reference to the complete terms of the 2002 Stock Incentive Plan, as amended and restated, and the award agreement, which are attached as Exhibit 10.2 and Exhibit 10.3, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

Grant of Restricted Stock Units

On May 18, 2006, the Company awarded each non-employee director restricted stock units in the amount of 2,500 shares, with a value of $45.95 per share, each fully vested upon grant and to be paid in shares of Company Common Stock upon cessation of service on the Board of Directors. These awards were in lieu of the automatic stock option grants under the Company’s 1993 Directors Non-Qualified Stock Option Plan which would have been for 1,000 shares with an exercise price equal to the fair market value on the date of grant.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

At the Company’s 2006 Annual Meeting of Stockholders held on May 18, 2006, the Company’s stockholders approved an amendment to and restatement of the Company’s Articles of Incorporation to declassify the Board of Directors and to establish the annual election of all of the Company’s directors. A proposal for the amendment to and restatement of the Company’s Articles of Incorporation was disclosed in the definitive proxy statement filed by the Company in connection with the 2006 Annual Meeting of Stockholders.

On May 18, 2006, an amendment to the Company’s bylaws to declassify the Board of Directors and to establish the annual election of all of the Company’s directors became effective. The amendment to the Company’s bylaws was previously adopted by the Company’s Board of Directors, and was subject to approval of the Company’s stockholders of the amendment to and restatement of the Company’s Articles of Incorporation described above.

The foregoing descriptions of the amendments to the Company’s Articles of Incorporation and bylaws are qualified in their entirety by reference to the complete text of the Articles of Incorporation and bylaws, each as amended and restated, which are attached as Exhibit 3.1 and Exhibit 3.2, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits.

Exhibit No.	Description
3.1	Amended and Restated Articles of Incorporation.

3.2	Amended and Restated Bylaws.

10.1	Amended and Restated 2000 Executive Management Incentive Plan.

10.2	Amended and Restated 2002 Stock Incentive Plan.

10.3	Form of Award Agreement for Restricted Stock Units under the 2002 Stock Incentive Plan.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BOYD GAMING CORPORATION

Date: May 24, 2006	By:	/s/ ELLIS LANDAU
Ellis Landau
Executive Vice President and
Chief Financial Officer

Index to Exhibits

Exhibit No.	Description
3.1	Amended and Restated Articles of Incorporation.

3.2	Amended and Restated Bylaws.

10.1	Amended and Restated 2000 Executive Management Incentive Plan.

10.2	Amended and Restated 2002 Stock Incentive Plan.

10.3	Form of Award Agreement for Restricted Stock Units under the 2002 Stock Incentive Plan.